EX-8.s

November 7, 2012

_____________________
_____________________
_____________________

RE:
Jackson National Life Insurance Company’s Replacement of Reassure America Life Insurance Company and Jackson National Distributors LLC’s Replacement of SL Distributors, Inc. in Connection with Fund Participation Agreement

Dear [Sir or Madam/Fund Contact]:

On September 4, 2012 Jackson National Life Insurance Company (”Jackson®”) acquired Reassure America Life Insurance Company (“REASSURE”) as an indirect wholly-owned subsidiary.  Certain separate accounts of REASSURE (“Separate Accounts”) have been long-time investors in your funds pursuant to one or more currently in-force fund participation agreements (“FPAs”).

1.	Merger of REASSURE into Jackson®

The enclosed supplement to the prospectuses for the Separate Accounts discloses the votes of Jackson’s® and REASSURE’s respective Boards of Directors to merge REASSURE into Jackson® with an anticipated effective date of December 31, 2012.  Upon completion of the merger, REASSURE will no longer exist as a separate company and Jackson® will be the depositor of the Separate Accounts. At the time of the merger, the Separate Accounts will be named as follows:

Current Separate Account Name	New Separate Account Name (as of December 31, 2012)
The Sage Variable Annuity Account A	Jackson Sage Variable Annuity Account A
The Sage Variable Life Account A	Jackson Sage Variable Life Account A
Variable Annuity Fund I of Southwestern Life	Jackson SWL Variable Annuity Fund I

Accordingly, please revise your records as of December 31, 2012 in connection with any applicable FPA to reflect Jackson® as the depositor of the renamed Separate Accounts and the issuer of the variable products supported by those accounts.  Jackson’s® address for notice purposes and otherwise is:

Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951
Attention: General Counsel, Legal Department
Facsimile No.: 517-706-5517

2.	Replacement of SL Distributors

Also, upon completion of the merger, Jackson National Life Distributors LLC (“JNLD”) will replace SL Distributors, Inc. as the distributor of the Contracts.

Therefore, please also replace SL Distributors with JNLD as of December 31, 2012 on your records relating to activities covered by an FPA with respect to the Separate Accounts.  JNLD’s address for notice purposes and otherwise is:

Jackson National Life Insurance Company
7601 Technology Way
Denver, CO  80237
Attn: Alison Reed
Facsimile No.: 720-489-6580

3.  Sign and Return Enclosed Copy

We would appreciate it if you would acknowledge this scheduled change by signing the enclosed copy of this letter and returning it to us in the enclosed self-addressed stamped envelope.  In any event, we will consider a fund’s acceptance of any further purchase payments on behalf of a Separate Account after completion of the merger on December 31, 2012 to constitute such acknowledgement.

If you have any question, please contact me at 260/435-8655 or e-mail: mark.lemon@jackson.com.

Sincerely,

Mark Lemon
Director, Compliance
JACKSON National Life Insurance Company
1670 Magnavox Way
Fort Wayne, Indiana 46804
Direct: 260/435-8655
Fax: 260/435-8806

Acknowledged by:

Your Firm's Name:    [______________]

By:	___________________________________	Date:	____________________

Name:	___________________________________

Title:	___________________________________